EXHIBIT 23(g)

                      Goldman, Sachs & Co. Letterhead

                      CONSENT OF GOLDMAN, SACHS & CO.


April 2, 1999

Board of Directors
Mobil Corporation
3225 Gallows Road
Fairfax, Virginia  22037-0001

Re:  Registration Statement (File No. 333-     ) of
     Mobil Corporation and Exxon Corporation

Ladies and Gentlemen:

     Reference is made to our opinion letter dated April 2, 1999 with respect to the fairness from a financial point of view to the holders (other than Exxon Corporation ("Exxon") or any of its subsidiaries or affiliates (the "Holders")) of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Mobil Corporation ("Mobil") of the exchange ratio of 1.32015 shares of Common Stock, without par value ("Exxon Shares"), of Exxon to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of December 1, 1998, among Exxon, Lion Acquisition Subsidiary Corporation, a wholly-owned subsidiary of Exxon, and Mobil.

     The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Mobil in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

     In that regard, we hereby consent to the reference to the opinion of our Firm under the caption(s) "Summary", "The Merger Transaction" and "Opinions of Financial Advisors" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                      Very truly yours,

                                      /s/ Goldman, Sachs & Co.
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